CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 13, 2015, relating to the financial statements and financial highlights which appear in the December 31, 2014 Annual Report to Shareholders of the American Century VP Inflation Protection Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", “Financial Statements” and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Kansas City, Missouri
April 10, 2015